EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Anavex Australia Pty Limited	Australia
Anavex Germany GmbH	Germany
Anavex Canada Ltd.	Ontario, Canada